Exhibit 99.1

From:	Matthew J. Doherty Public Relations 1030 Eagles Nest Lane Monroeville, PA 15146 (412) 372-1055

For:	MORTON’S RESTAURANT GROUP, INC.	For Immediate Release
325 North LaSalle Street
Chicago, IL 60654
(312) 923-0030
www.mortons.com

November 5, 2008

Contact:	Ronald M. DiNella, Senior Vice President, Chief Financial Officer,
Morton’s Restaurant Group, Inc.

MORTON’S RESTAURANT GROUP, INC. REPORTS RESULTS FOR

THIRD QUARTER 2008

– Third Quarter Revenues Declined 1.3% to $77.9 Million from $78.9 Million –

– Company Provides Guidance for Fourth Quarter 2008 and Full Year 2008 –

Chicago, IL. November 5, 2008 – Morton’s Restaurant Group, Inc. (NYSE: MRT) today reported unaudited financial results for its fiscal 2008 third quarter.

The three month period ended September 28, 2008 as compared to the three month period ended September 30, 2007 (13 weeks to 13 weeks)

•	Revenues decreased 1.3% to $77.9 million.

•

Comparable restaurant revenues for Morton’s steakhouses decreased 7.6% for the three month period ended September 28, 2008. For last year’s comparable quarter, the three month period ended September 30, 2007, comparable restaurant revenues for Morton’s steakhouses had increased 7.3%.

•

The decrease in revenues is primarily attributable to the decrease in comparable restaurant revenues and, to a lesser extent, the temporary closing of the Morton’s steakhouse in Beverly Hills, CA from June 1, 2008 to September 10, 2008. A substantial portion of the decrease was offset by an increase in revenues from five new Morton’s steakhouses, which opened during fiscal 2007, and two new Morton’s steakhouses, which opened during fiscal 2008.

•

After giving effect to a non-cash impairment charge of $69.8 million pre-tax and $60.7 million after-tax, the Company’s net loss was $(63.7) million, or $(4.02) per diluted share, for the three month period ended September 28, 2008. Excluding the non-cash impairment charge of $69.8 million less the related income tax benefit of $9.1 million, the Company’s adjusted net loss was $(3.0) million, or $(0.19) per diluted share. The Company had a net loss of $(0.7) million, or $(0.04) per diluted share, for the three month period ended September 30, 2007. The non-cash impairment charge is discussed later in this press release. (Please see the reconciliation of adjusted net income (loss) to GAAP net income (loss) in the financial tables that follow.)

The nine month period ended September 28, 2008 as compared to the nine month period ended September 30, 2007 (39 weeks to 39 weeks)

•	Revenues increased 3.0% to $261.0 million.

•

Comparable restaurant revenues for Morton’s steakhouses decreased 2.7% for the nine month period ended September 28, 2008. Due to a fiscal calendar shift, the first quarter of fiscal 2008 included New Year’s Eve’s (December 31, 2007) revenue, which was not included in the first quarter of fiscal 2007. Excluding the first day of both nine month periods, comparable restaurant revenues for Morton’s steakhouses would have decreased 3.7% for the nine month period ended September 28, 2008.

•

The growth in revenues is primarily attributable to revenues from five new Morton’s steakhouses, which opened during fiscal 2007, and two new Morton’s steakhouses, which opened during fiscal 2008, as well as the shift of New Year’s Eve (December 31, 2007) revenue into the first quarter of 2008.

•

After giving effect to the non-cash impairment charge of $69.8 million pre-tax and $60.7 million after-tax, the Company’s net loss was $(59.6) million, or $(3.68) per diluted share, for the nine month period ended September 28, 2008. Excluding the non-cash impairment charge of $69.8 million less the related income tax benefit of $9.1 million, the Company had adjusted net income of $1.1 million, or $0.07 per diluted share. The Company had net income of $6.6 million, or $0.39 per diluted share, for the nine month period ended September 30, 2007. The non-cash impairment charge is discussed later in this press release. (Please see the reconciliation of adjusted net income (loss) to GAAP net income (loss) in the financial tables that follow.)

As previously announced, Morton’s revenues and results have been pressured by the uncertain macroeconomic environment in the United States as well as industry headwinds, which have impacted guest traffic throughout the industry. Negative comparable restaurant revenues adversely impacted earnings due to the deleveraging on the fixed cost base.

“The current difficult economic environment has impacted guest traffic throughout our industry. We fully believe that Morton’s The Steakhouse is an outstanding brand and a great company,” said Thomas J. Baldwin, Chairman and Chief Executive Officer of Morton’s Restaurant Group. “We are attempting to mitigate the impact of the weak economic environment through our many operational, marketing and strategic initiatives and continue to work hard to aggressively manage those elements of our business that are within the Company’s control. In addition, our firm commitment to providing high-quality food, outstanding service and Morton’s genuine hospitality continues to make Morton’s what we believe to be the premium brand in the fine dining segment. We believe that Morton’s is well positioned for long-term growth as the U.S. economy rebounds.”

Non-Cash Impairment Charge

The Company is required under generally accepted accounting principles (“GAAP”) to assess the carrying value of goodwill, other intangible assets and other long-lived assets whenever circumstances indicate that a decline in value of these items may have occurred. For the third quarter of 2008, management concluded that an impairment test was required to be performed due primarily to the Company’s reduced market capitalization relative to the book value of its equity, as well as other current market conditions. After performing the interim test for impairment, it was determined that goodwill, the intangible asset and the long-lived assets were impaired and the Company accordingly recorded a non-cash impairment charge in the amount of $69.8 million pre-tax and $60.7 million after-tax or $3.83 per diluted share during the third quarter of 2008. The non-cash impairment charge of $69.8 million consisted of $44.0 million for goodwill, $6.0 million for the intangible asset and $19.8 million for long-lived assets. The Company has not completed the fair value allocation process necessary to determine the final impairment of goodwill. This process is expected to be completed during the fourth quarter of fiscal 2008.

Restaurant Development

During the first three quarters of fiscal 2008, the Company opened new Morton’s steakhouses in Naperville, IL (March) and in Coral Gables, FL (June). During the fourth quarter of fiscal 2008, the Company expects to open three Morton’s steakhouses (Brooklyn, NY; Sacramento, CA; and Ft. Lauderdale, FL). Additionally, the Company has entered into leases to open new Morton’s steakhouses in Dallas, TX; Indian Wells, CA; Overland Park/Leawood, KS; Mexico City, Mexico (through a joint venture structure); and Miami Beach, FL.

During 2008, the Company completed the introduction of Bar 12—21 in its Morton’s steakhouses in Beverly Hills, CA; Chicago, IL; St. Louis (Clayton), MO; Las Vegas, NV; Los Angeles (Downtown), CA; Houston, TX; and Palm Beach, FL.

From June 1, 2008 through September 10, 2008, the Morton’s steakhouse in Beverly Hills, CA was temporarily closed for major renovations.

Based on a strategic assessment of trends, the Company closed its Bertolini’s restaurant in Indianapolis, IN in March 2008.

Stock Repurchase

In the first quarter of fiscal 2008, the Company announced that its Board of Directors had authorized the repurchase of a total of $10.0 million of the Company’s common stock. Through November 4, 2008, the Company had repurchased approximately $9.4 million of its common stock.

Fourth Quarter Fiscal 2008 and Full Year Fiscal 2008 Financial Guidance

The current economic environment increases the inherent uncertainty of guidance. Actual results could differ materially from the guidance provided herein as a result of numerous factors, many of which are beyond the Company’s control. In particular, a further decrease in consumer and or business spending in one or more of the geographic areas in which the Company operates could cause actual results to differ materially from the Company’s guidance. Refer to “Cautionary Note on Forward-Looking Statements” later in this press release.

The Company currently expects fourth quarter of fiscal 2008 revenues to range between $98.0 million and $100.0 million, which reflect a decrease in comparable restaurant revenues for Morton’s steakhouses of approximately 9% to 11% as compared to the fourth quarter of fiscal 2007. The Company’s revenue guidance takes into account a 53 week year for fiscal 2008 compared to a 52 week year for fiscal 2007, and a 14 week fourth quarter for fiscal 2008 compared to a 13 week fourth quarter for fiscal 2007. Furthermore, fourth quarter of fiscal 2008 revenues will include revenue from New Year’s Eve (December 31, 2008); the fourth quarter of fiscal 2007 did not include revenue from New Year’s Eve, which was included in the first quarter of fiscal 2008. Fourth quarter diluted net income per share is expected to approximate $0.24 to $0.30. This range includes estimated compensation expense, net of related income taxes, pursuant to

Statement of Financial Accounting Standards No. 123R, “Share Based Payment” (“SFAS No. 123R”), which requires the expensing of stock issued to employees (approximately $0.02 per diluted share). This range also assumes an expected effective income tax rate for the fourth quarter of fiscal 2008 not exceeding 22%. During the fourth quarter of fiscal 2008, the Company expects to open three Morton’s steakhouses (Brooklyn, NY; Sacramento, CA; and Ft. Lauderdale, FL), each of which will include a Bar 12—21 and a new temperature controlled display wine room.

The Company currently expects fiscal year 2008 revenues to range between $359.0 million and $361.0 million, which reflect a decrease in comparable restaurant revenues for Morton’s steakhouses of approximately 4.0% to 5.0% as compared to fiscal 2007. The Company’s revenue guidance takes into account a 53 week year for fiscal 2008 compared to a 52 week year for fiscal 2007. Furthermore, fiscal 2008 will include revenue from two New Year’s Eves (December 31, 2007 in the first quarter and December 31, 2008 in the fourth quarter); fiscal 2007 did not include revenue from New Year’s Eve. After giving effect to the previously addressed non-cash impairment charge of $69.8 million pre-tax and $60.7 million after-tax, diluted net loss per share is expected to approximate $(3.38) to $(3.44). Excluding the non-cash impairment charge of $69.8 million less the related income tax benefit of $9.1 million, adjusted diluted net income per share is expected to approximate $0.31 to $0.37. This range includes estimated compensation expense, net of related income taxes, pursuant to SFAS No. 123R (approximately $0.09 to $0.10 per diluted share). This range also assumes an expected effective income tax rate not exceeding 23%. During fiscal 2008, the Company has opened two Morton’s steakhouses and expects to open three additional Morton’s steakhouses, each of which will include a Bar 12—21 and a new temperature controlled display wine room. During fiscal 2008, the Company retrofitted seven Morton’s steakhouses to include Bar 12—21.

Conference Call

Morton’s Restaurant Group, Inc. (NYSE: MRT) has scheduled a conference call and webcast for investors at 6:00 p.m. ET today to discuss these results. Details of the conference call are as follows:

Date:	Wednesday, November 5, 2008

Time:	6:00 p.m. ET (please dial in by 5:45 p.m.)

Dial-In #:	866-203-2528 U.S. & Canada
617-213-8847 International

Confirmation code:	79680131

Alternatively, the conference call will be available via webcast at www.mortons.com under the “Investor Relations” tab.

About the Company

Morton’s Restaurant Group, Inc. is the world’s largest operator of company-owned upscale steakhouses. Morton’s steakhouses have remained true to our founders’ original vision of combining generous portions of high quality food prepared to exacting standards with exceptional service in an enjoyable dining environment. As of November 5, 2008, the Company owned and operated 80 Morton’s steakhouses located in 68 cities across 28 states, Puerto Rico and five international locations (Hong Kong, Macau, Singapore, Toronto and Vancouver) and three Italian restaurants. Please visit our Morton’s website at www.mortons.com.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

Except for the historical information contained in this news release, the matters addressed are forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, the words “believes,” “thinks,” “anticipates,” “estimates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. The Company cautions that forward-looking statements are subject to risks, uncertainties, assumptions and other important factors that could cause actual results to differ materially, or otherwise, from those expressed or implied in the forward-looking statements, including, without limitation, (i) a reduction in consumer or business spending in one or more of the Company’s markets due to business layoffs or budget reductions, negative consumer sentiment, access to consumer credit, commodity and other prices, events or occurrences affecting the securities markets, housing values, changes in federal, state and or local tax levels or other factors, (ii) risks relating to the restaurant industry and the Company’s business, including competition, changes in consumer tastes and preferences, risks associated with opening new locations, increases in food and other raw materials costs, increases in energy costs, demographic trends, traffic patterns, weather conditions, employee availability, benefits and cost increases, perceived product safety issues, supply interruptions, litigation, government regulation and the Company’s ability to maintain adequate financing facilities and (iii) other risks detailed from time to time in the Company’s most recent Form 10-K, Forms 10-Q and other reports filed with the Securities and Exchange Commission. Other unknown or unpredictable factors also could harm the Company’s business, financial condition and results. Consequently, there can be no assurance that actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable securities laws.

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Morton’s Restaurant Group, Inc.

Consolidated Statements of Operations and Margin Analysis - Unaudited

(Amounts in thousands, except per share data)

	Three Month Periods Ended				Nine Month Periods Ended
	September 28, 2008		September 30, 2007		September 28, 2008		September 30, 2007
Revenues	$77,884	100.0%	$78,872	100.0%	$261,031	100.0%	$253,372	100.0%

Food and beverage costs	25,912	33.3%	26,240	33.3%	85,681	32.8%	84,748	33.4%
Restaurant operating expenses	43,698	56.1%	39,856	50.5%	134,341	51.5%	121,748	48.1%
Pre-opening costs	815	1.0%	1,823	2.3%	2,467	0.9%	3,638	1.4%
Depreciation and amortization	3,317	4.3%	2,733	3.5%	9,951	3.8%	7,640	3.0%
General and administrative expenses	5,846	7.5%	6,472	8.2%	19,078	7.3%	17,852	7.0%
Marketing and promotional expenses	1,692	2.2%	1,769	2.2%	5,931	2.3%	5,586	2.2%
Non-cash impairment charge	69,778	89.6%	—	—	69,778	26.7%	—	—

Operating (loss) income	(73,174)	(94.0)%	(21)	(0.0)%	(66,196)	(25.4)%	12,160	4.8%

Interest expense, net	737	0.9%	922	1.2%	2,136	0.8%	2,764	1.1%

(Loss) income before income taxes	(73,911)	(94.9)%	(943)	(1.2)%	(68,332)	(26.2)%	9,396	3.7%

Income tax (benefit) expense	(10,187)	(13.1)%	(207)	(0.3)%	(8,703)	(3.3)%	2,836	1.1%

Net (loss) income	$(63,724)	(81.8)%	$(736)	(0.9)%	$(59,629)	(22.8)%	$6,560	2.6%

Net (loss) income per share:
Basic	$(4.02)		$(0.04)		$(3.68)		$0.39
Diluted	$(4.02)		$(0.04)		$(3.68)		$0.39

Shares used in computing net (loss) income per share:
Basic	15,863.1		16,936.9		16,201.6		16,930.2
Diluted	15,863.1		16,936.9		16,201.6		16,980.5

Morton’s Restaurant Group, Inc.

Adjusted Net (Loss) Income and Adjusted Diluted Net (Loss) Income Per Share (Note 1)

(In thousands, except per share data)

	Three Month Periods Ended			Nine Month Periods Ended
	September 28, 2008		September 30, 2007	September 28, 2008	September 30, 2007
Net (loss) income, as reported	$(63,724)		$(736)	$(59,629)	$6,560
Income tax (benefit) expense	(10,187)		(207)	(8,703)	2,836

(Loss) income before income taxes, as reported	(73,911)		(943)	(68,332)	9,396

Adjustments (1):
Non-cash impairment charge	69,778	(2)	—	69,778 (2)	—

Adjusted (loss) income before income taxes	(4,133)		(943)	1,446	9,396
Income tax (benefit) expense	(1,109	) (3)	(207)	375 (3)	2,836

Adjusted net (loss) income	$(3,024)		$(736)	$1,071	$6,560

Adjusted diluted net (loss) income per share	$(0.19)		$(0.04)	$0.07	$0.39

Shares used in computing adjusted diluted net (loss) income per share (4)	15,863.1		16,936.9	16,202.0	16,980.5

Notes:

(1)	There are no adjustments for fiscal 2007. As a result, the amounts included in the table above for the three and nine month periods ended September 30, 2007 are reported amounts. The Company includes these adjusted calculations for fiscal 2008 because management believes they are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Accordingly, the Company believes that the presentation of this analysis, when used in conjunction with GAAP financial measures, is a useful financial analysis tool which can assist investors in assessing the Company’s financial condition, operating performance and underlying strength. This analysis should not be considered in isolation or as a substitute for net income (loss) prepared in accordance with GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.

(2)	The non-cash impairment charge of $69,778 consisted of $44,000 for goodwill, $6,000 for the intangible asset and $19,778 for long-lived assets.
(3)	In connection with the non-cash impairment charge, the Company recorded an income tax benefit of $9,078.
(4)	For the three month periods ended September 28, 2008 and September 30, 2007, potentially dilutive unvested restricted shares would decrease the loss per share and therefore are not added to the weighted average number of common shares outstanding. Fully diluted shares include dilutive unvested restricted shares of 0.4 and 50.3 for the nine month periods ended September 28, 2008 and September 30, 2007, respectively.